Exhibit 99.2

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Contact: Pete Bakel

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Date: June 5, 2012

Timothy J. Mayopoulos Appointed CEO of Fannie Mae

Veteran Financial Services Executive Selected to Lead the Company’s Contribution to
Building the Future of Housing Finance

WASHINGTON, DC – Fannie Mae (FNMA/OTC) announced today that its board of directors has appointed Timothy J. Mayopoulos, 53, as president and chief executive officer and a member of the board effective June 18, 2012. Mayopoulos, who currently serves as executive vice president, chief administrative officer, and general counsel, leads key corporate functions and the company’s business transformation program.

Mayopoulos assumes leadership of Fannie Mae at a pivotal point for housing finance. Since joining Fannie Mae’s executive management team three years ago, he has played a key role in rebuilding the company and leading it through fundamental change. Mayopoulos has managed critical functions, including the company’s human capital strategy, communications and marketing, government and industry relations, and the legal function. He also has provided leadership and oversight of the company’s long-term strategies to achieve operating excellence and its efforts to improve the housing finance system. His promotion follows an extensive search involving internal and external candidates.

“Our thorough and thoughtful evaluation of qualified and interested candidates focused on a singular goal – to secure the best leader for Fannie Mae,” said Philip Laskawy, chairman of the board. “We achieved our goal by selecting Tim. He is an experienced and effective leader on a remarkable management team that has stabilized the company and positioned Fannie Mae to return value to taxpayers in the years ahead. Tim delivers a combination of proven leadership and execution focus. His deep understanding of the unique challenges Fannie Mae is facing and his effective working relationships with our regulator, management, the board, and external partners will serve the company and industry well. Tim’s appointment enables the company to sustain its rebuilding efforts and to accelerate our contributions to improving the nation’s housing finance system for the future.”

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Mayopoulos will succeed Michael J. Williams, who announced in January his decision to step down after leading the company’s effective response to the housing crisis and the rebuild of the company since 2009. In the first-quarter of 2012, Fannie Mae reported a net income of $2.7 billion and did not require funding from Treasury. The company’s comprehensive income of $3.1 billion in the first quarter of 2012 was sufficient to pay the first-quarter dividend of $2.8 billion. To date, Fannie Mae has paid $22.6 billion to Treasury through dividend payments.

“We have successfully completed the first phase of conservatorship and I am proud of our employees and what we have accomplished together. I know that I am leaving Fannie Mae in very capable hands with Tim as CEO,” said Williams. “Tim joined Fannie Mae to make a difference and I know that he will lead the company with passion and in the public interest. We have benefited from Tim’s keen intellect and ability to drive positive outcomes in the face of complex issues during three years of intense change. As Fannie Mae transitions to the next phase of conservatorship, Tim will be a champion of our dedicated employees, continue the company’s progress, and help to create a stronger housing finance system.”

As CEO, Mayopoulos will focus on ensuring that the company manages its legacy issues effectively, while driving the company’s contributions to a better housing finance system. Under his leadership, Fannie Mae will continue to provide essential funding to the market, assist homeowners in distress, and work to strengthen the company’s financial performance.

“I am honored with this extraordinary opportunity to lead Fannie Mae during this critical period,” said Mayopoulos. “We have a responsibility to return value to taxpayers and to contribute our expertise and experience to building a more effective and stable housing finance system for the future. Our nation needs and deserves a better system to support sustainable homeownership. Delivering on our responsibilities is a team effort, and I will maintain a sharp focus on attracting, developing, and retaining terrific people at all levels of the company. Together, I am confident that we have what it takes to achieve our priorities.”

Mayopoulos brings more than 25 years of experience to his new leadership post. Prior to joining Fannie Mae, he was executive vice president and general counsel of Bank of America Corporation. Previously, he served in senior management roles at Deutsche Bank AG, Credit Suisse First Boston, and Donaldson, Lufkin & Jenrette, Inc. Earlier in his career, Mayopoulos was in private practice. He is a graduate of Cornell University and the New York University School of Law.

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by purchasing or guaranteeing mortgage loans originated by mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

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